Exhibit 99.1

Contacts:
John McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
John.McLaughlin@pdl.com	Jennifer@cwcomm.org

PDL BioPharma Provides First Quarter 2013 Royalty Revenue Guidance of $92 Million

INCLINE VILLAGE, NV, March 11, 2013 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced royalty revenue guidance for the first quarter ending March 31, 2013, of approximately $92 million, as compared with actual royalty revenue of $77 million for the first quarter of 2012, a 19 percent increase.

The forecasted growth in royalty revenues is driven by increased fourth quarter 2012 sales for all licensed products for which PDL receives royalties in the first quarter of 2013. Sales of Avastin®, Herceptin®, Lucentis®, Xolair® and PerjetaTM (the Genentech Products) are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States (ex-US manufactured and sold). The net sales thresholds and the applicable royalty rates for the Genentech Products are outlined below:

Genentech Products Made or Sold in US	Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and up to $2.5 billion	2.5%
Net sales between $2.5 billion and up to $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Genentech Products Made and Sold ex-US
Net sales	3.0%

The first quarter royalty payment received from Genentech included royalties based on worldwide sales.

Revenue guidance for the first quarter of 2013 is net of an estimated payment due under our February 2011 settlement agreement with Novartis AG (Novartis). PDL pays to Novartis certain amounts based on net sales of Lucentis, made by Novartis, during calendar year 2011 and beyond. The amount paid is less than we receive in royalties on such sales.

Reported worldwide sales for Avastin sales increased 10 percent in the fourth quarter of 2012 when compared to the same period in 2011. Ex-U.S. manufactured and sold Avastin sales represented 50 percent of total Avastin sales in the fourth quarter of 2012 as compared with 27 percent in the fourth quarter of 2011.

Reported worldwide sales for Herceptin increased 11 percent in the fourth quarter of 2012 when compared to the same period in 2011. Ex-U.S. manufactured and sold Herceptin sales represented 41 percent of total Herceptin sales in the fourth quarter of 2012 as compared with 35 percent in the fourth quarter of 2011.

Reported worldwide sales for Lucentis increased 12 percent in the fourth quarter of 2012 when compared to the same period in 2011. All sales of Lucentis were from inventory produced in the United States.

Reported worldwide sales for Tysabri increased 16 percent for the fourth quarter of 2012 compared to the same period in 2011. Tysabri royalties are determined at a flat rate as a percentage of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new income generating assets and maximizing value for its shareholders. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

●	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
●	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus made or sold in the U.S.;
●	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
●

The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;

●	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
●	The outcome of pending litigation or disputes, including PDL’s current dispute with Genentech related to ex-U.S. sales of Genentech licensed products;
●	The change in foreign currency exchange rate;
●	Positive or negative results in PDL’s attempt to acquire income generating assets; and
●	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual report filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.